EXHIBIT 10.1

COMMON STOCK PURCHASE AGREEMENT

     THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement") is made as of the 23rd day of July, 2001 by and between Amazon.com, Inc., a Delaware corporation (the “Company”), and America Online, Inc., a Delaware corporation (the “Purchaser").

     WHEREAS, the Company desires to issue, and the Purchaser desire to acquire, stock of the Company as herein described, on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company and the Purchaser have entered into a confidentiality agreement dated June 4, 1997 (the “Confidentiality Agreement” and, together with this Agreement, the “Transaction Documents”).

     NOW, THEREFORE, IT IS AGREED between the parties as follows:

     1. Purchase and Sale of Shares.

          (a) On the terms and subject to the conditions contained herein, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser, for an aggregate purchase price of One Hundred Million Dollars ($100,000,000) (the “Purchase Amount”), 6,543,646 shares (the “Initial Shares”) of common stock of the Company, par value $0.01 (the “Common Stock”), which number was determined by dividing (i) the Purchase Amount by (ii) $15.282 and rounding to the nearest whole share. The closing of the purchase of the Initial Shares hereunder (the “Closing”), including payment of the Purchase Amount for and delivery of the Initial Shares, shall occur at the offices of the Company concurrent with the execution of this Agreement and upon the satisfaction or waiver of the conditions contained in Section 5.

          (b) If the average last sale price of the Common Stock on the Nasdaq National Market System ("Nasdaq") as reported on nasdaq.com for the five full trading days following the announcement of the Company's financial results of operations for the period ended June 30, 2001 (the "Five Day Average") is less than $15.282, then on the second business day following the end of such five-day period, the Company shall deliver to the Purchaser a number of shares of Common Stock (rounded to the nearest whole share) equal to the difference between (i) the number of shares of Common Stock determined by dividing the Purchase Amount by the Five Day Average and (ii) 6,543,646 (the “Subsequent Shares” and, together with Initial Shares, the “Shares”). Any Subsequent Shares delivered shall be registered with the SEC as contemplated by Section 2(k), accepted for inclusion and quotation on Nasdaq and delivered in accordance with Section 5(c)(iv).

          2. Company Representations and Warranties. The Company hereby represents and warrants to the Purchaser the following:

          (a) Each of the Company and its material subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation, (ii) has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to own, lease and to operate its properties and to enter into, deliver and perform its obligations set forth in this Agreement and to carry out the transactions contemplated hereby and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except with respect to clause (iii) and with respect to clauses (i) and (ii) insofar as they relate to subsidiaries, where the failure to be so qualified or in good standing does not and would not reasonably be expected to result in a material adverse effect on (x) the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of the Company and its subsidiaries, taken as a whole, or (y) on the timely consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

     (b) As of July 15, 2001 the authorized capital stock of the Company consisted of (i) 5,000,000,000 shares of Common Stock, of which 362,736,950 shares were issued and outstanding as of July 15, 2001, and (ii) 500,000,000 shares of preferred stock, $0.01 par value per share, which may be issued from time to time in one or more series, of which no shares were issued and outstanding as of July 15, 2001. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. As of July 15, 2001, 41,747,931 shares of Common Stock were reserved for issuance to employees pursuant to outstanding stock options under the Company's stock option plans and 24,164,165 shares of Common Stock were issuable upon or otherwise deliverable in connection with the conversion of outstanding securities that are convertible into Common Stock and the exercise of outstanding warrants. Between July 15, 2001 and the date hereof, no shares of the Company’s capital stock were issued other than pursuant to stock options and warrants already in existence on such date. Between July 15, 2001 and the date hereof, no stock options, warrants or other securities convertible into or exercisable for shares of Common Stock were issued or granted, except for grants of stock options to employees, officers and directors in the ordinary course of business.

     (c) The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Shares, when issued, sold and delivered against payment therefor in accordance with this Agreement, will be, free and clear of all liens and other encumbrances (except as imposed pursuant to this Agreement or otherwise imposed by the Purchaser), duly and validly issued, fully paid and non-assessable and free from any preemptive rights.

     (d) Neither the Company nor any of its material subsidiaries is, nor after giving effect to the consummation of the transactions contemplated hereby will be, (i) in violation of its Certificate of Incorporation or Bylaws (each as amended to the date hereof), (ii) in default under the terms of any bond, debenture, note, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject or (iii) in violation of any local, state or federal law, statute, ordinance, rule, regulation, requirement, judgment or court decree or order applicable to the Company or any of its material subsidiaries or any of their assets or properties other than, in the case of clauses (ii) and (iii) and with respect to clause (i) insofar as it relates to subsidiaries, any default or violation that would not reasonably be expected to result in Material Adverse Effect. To the knowledge of the Company, except as disclosed in the SEC Documents (as hereinafter defined), there exists no condition that, with notice, the passage of time or otherwise, would constitute any such default or violation, except as would not reasonably be expected to result in a Material Adverse Effect.

     (e) The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) the effect of any bankruptcy or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law. The execution of, and consummation of the transactions contemplated by, this Agreement and compliance with its provisions by the Company will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under (or with notice or the lapse of time or both, would constitute a default), or require a consent or waiver under, or result in the imposition of a lien on any properties of the Company or any of its material subsidiaries, or an acceleration of any indebtedness of the Company or any of its material subsidiaries pursuant to, (i) the Certificate of Incorporation or Bylaws of the Company or any such subsidiary (each as amended to the date hereof), (ii) any indenture, lease, agreement or other instrument to which the Company or any of its material subsidiaries is a party or by which any of them or any of their properties is bound, or (iii) in violation of any local, state or federal law, statute, ordinance, rule, regulation, requirement, judgment or court decree or order applicable to the Company or any such subsidiary or any of their assets or properties, except in the case of clauses (ii) and (iii) and with respect to clause (i) insofar as it relates to subsidiaries, for such violations, conflicts, breaches, defaults, consents, impositions of liens or acceleration that would not individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, (i) any court or governmental agency, department, commission, board, bureau, official or other instrumentality of any national, federal, provincial, state, local, foreign or international government or body or any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a “Governmental Authority”) or (ii) any other person is required for the execution, delivery and performance by the Company of this Agreement, except where the failure to obtain or make any such consent, approval, authorization or order of, or filing, registration, qualification, license or permit would not reasonably be expected to result in a Material Adverse Effect.

     (f) The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is admitted for quotation on the Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting or disqualifying the Common Stock from Nasdaq, nor has the Company received any notification that the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq is contemplating terminating such registration or admission for quotation.

     (g) The Company has filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all reports, definitive proxy materials and registration statements for all periods ending on or subsequent to December 31, 1999 and on or prior to the date hereof (all of the foregoing being collectively referred to, together with the Company’s report on Form 10-Q for the period ending June 30, 2001 being filed with the SEC on the date hereof in the form previously provided to the Purchaser (the “Current 10-Q”), as the

“SEC Documents”), which are all such documents (other than preliminary proxy materials) that the Company was required to file with the SEC since December 31, 1999 through the date of this Agreement. As of their respective filing dates, the SEC Documents complied (or in the case of the Current 10-Q will comply) in all material respects with the requirements of the Exchange Act. None of the SEC Documents contains (or in the case of the Current 10-Q will contain) any untrue statement of a material fact or omits (or in the case of the Current 10-Q will omit) to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a SEC Document subsequently filed with the SEC prior to the date hereof but including the Current 10-Q.

     (h) Each of the financial statements, together with the related notes, included in the Company SEC Documents complied as to form in all material respects, as of its date of filing with the SEC, with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with U.S. generally accepted accounting principles on a consistent basis throughout the periods involved (“GAAP”), except as may be expressly stated in the related notes thereto. The report of the Company’s independent auditors regarding the Company’s consolidated financial statements as of the and for the periods ended December 31, 2000 and filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 has not been withdrawn, supplemented or modified, and the Company has received no communication from its independent auditors concerning any such withdrawal, supplement or modification.

     (i) Except as may be disclosed in the SEC Documents filed prior to the date hereof but including the Current 10-Q, since December 30, 2000, there has not been, individually or in the aggregate, any Material Adverse Effect or any fact, event, change, development, circumstance or effect that would reasonably be expected to result in a Material Adverse Effect.

     (j) There is (i) no action, suit or proceeding before or by any Governmental Authority or arbitration tribunal pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any subsidiary is or would be a party or to which the business or property of the Company or any subsidiary is or would be subject and (ii) no injunction, restraining order, decree, or other order of any nature by a Governmental Authority to which the Company or any of its subsidiaries is or may be subject or to which the business, assets or property of the Company or any subsidiary are or may be subject, that in either case, (x) is required to be disclosed in the Company’s SEC Documents and that is not so disclosed or (y) would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

     (k) A registration statement on Form S-3 with respect to, among other securities, Common Stock (including all documents incorporated by reference therein and all information contained in any prospectus or prospectus supplement filed a part or deemed to be a part of such registration statement, each as amended, the “Registration Statement”) has (i) been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations, including Rule 415 of the SEC thereunder (the “Rules and Regulations”), (ii) been filed with the Commission under the Securities Act and (iii) become effective under the Securities Act. The Company has prepared a prospectus, including one or more prospectus supplement(s), relating to the sale of the Shares hereunder (the “Prospectus”). The Company will file the Prospectus (including any required prospectus supplement relating to the issuance of any Subsequent Shares) with the SEC not later than the time permitted by Rule 424(b) promulgated under the Securities Act. The Company will file the Prospectus with the SEC before 10:30 p.m. Eastern Time on the date hereof; provided that Closing has taken place prior to 12:00 noon Eastern Time on the date hereof. Copies of the Registration Statement and Prospectus have been delivered by the Company to the Purchaser. The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and do not and will not, as of the applicable effective date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date (as to the Prospectus and any amendment or supplement thereto) and as of the Closing contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The issuance of the Shares to the Purchaser has been registered under the Registration Statement and, as a result of such registration, the Shares will be Transferable without restriction under the Securities Act so long as the Purchaser does not become an Affiliate of the Company.

          (l) The Company is not a party to an agreement for, nor involved in any discussions concerning, any transaction that would reasonably be expected to result in a Change of Control (as defined in Section 6(f)).

          (m) As of the date hereof, except as set forth in the Company’s SEC Documents filed prior to the date hereof but including the Current 10-Q, neither the Company nor any of its material subsidiaries is a party to or bound by any “material contract” (as term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

     3. Purchaser Representations and Warranties. The Purchaser hereby represents and warrants to the Company the following:

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform its obligations set forth in this Agreement and to carry out the transactions contemplated hereby. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

          (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to (i) the effect of any bankruptcy or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law. The execution of, and consummation of the transactions contemplated by, this Agreement and compliance with its provisions by the Purchaser will not violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, (i) its Articles of Incorporation or Bylaws (each as amended to the date hereof), (ii) any material indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its material properties is bound, or (iii) any decree, judgment, order, statute, rule or regulation applicable to the Purchaser, which in the case of clause (ii) or (iii) would have a material adverse effect on (x) the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of the Purchaser and its subsidiaries taken as a whole or (y) on the timely consummation of the transactions contemplated hereby (a "Purchaser Material Adverse Effect"). No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, (i) any Governmental Authority or (ii) any other person is required for the execution, delivery and performance by the Purchaser of this Agreement, except where the failure to obtain or make any such consent, approval, authorization or order of, or filing, registration, qualification, license or permit would not reasonably be expected to result in a Purchaser Material Adverse Effect.

          (c) There is no proceeding pending against the Purchaser or any of its Affiliates or, to the Purchaser’s knowledge, threatened that in any manner challenges or seeks, or reasonably could be expected, to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

          (d) Immediately after giving effect to the transactions contemplated hereby, neither the Purchaser nor any of its Affiliates will collectively "beneficially own" (as such term is used in Rule 13d-3 under the Exchange Act) more than 5% of the issued and outstanding shares of Common Stock (assuming the continuing accuracy of the disclosures set forth in the Current 10-Q of the number of shares of Common Stock outstanding and issuable upon the conversion, exchange or exercise of all securities convertible into, exchangeable for or exercisable for the purchase of Common Stock).

     4. Investment Representations of the Purchaser. In connection with the purchase of the Shares, the Purchaser hereby represents and warrants to the Company the following:

          (a) The Purchaser has reviewed the SEC Documents, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to purchase the Shares. The Purchaser has had access to information about the Company and its Affiliates that it has requested and has had an opportunity to discuss the business affairs and financial condition of the Company and its Affiliates with the officers of the Company.

          (b) The Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Shares pursuant to this Agreement.

          (c) The Purchaser is acquiring the Shares solely for the purpose of investment (as defined in 16 CFR 801.1(i)(1)) and has no present intention of participating in the formulation, determination or direction of the basic business decisions of the Company.

          (d) The Purchaser has received and reviewed a copy of the prospectus, dated July 10, 1999, contained in the Registration Statement, as supplemented by the prospectus supplement dated July 23, 2001 (the “Company Prospectus”). The Purchaser acknowledges and agrees that the Company has not and will not provide the Purchaser or any other person or entity with a prospectus for use by such person or entity in selling any of the Shares.

     5. Conditions to Closing.

          (a) The obligation of each party to this Agreement to consummate the purchase and sale of Initial Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal or regulatory restraint or prohibition preventing the issuance and sale of the Shares shall be in effect. There shall be no action, suit or other proceeding pending in or before any Governmental Authority or arbitration tribunal against or involving either the Company or the Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated to occur at the Closing and the enforceability of the rights and obligations as contemplated by this Agreement, and neither the Company nor the Purchaser (nor any of their respective Affiliates) shall have received notice of any such threatened proceeding;

        (ii) The issuance of the Shares shall be exempt from the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

        (iii) All other notices, reports and other filings required to be made prior to the Closing with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority for the issuance and sale of the Shares in accordance with the terms hereof shall have been made or received and remain in effect as of the date of Closing.

          (b) The obligation of the Company to consummate the purchase and sale of Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (i) The Purchaser shall have delivered a certificate of an officer of the Purchaser confirming that the representations and warranties of the Purchaser set forth in Sections 3 and 4 hereof are true and correct as of the date of Closing; and

        (ii) The Purchaser shall have delivered the Purchase Amount to the Company by wire transfer of immediately available U.S. federal funds.

          (c) The obligation of the Purchaser to consummate the purchase and sale of Shares at the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

         (i) Such Shares shall have been accepted for and approved for inclusion and quotation on the Nasdaq;

         (ii) The Company shall have delivered to the Purchaser a certificate of the chief financial officer of the Company confirming that the representations and warranties of the Company set forth in Section 2 hereof are true and correct as of the date of Closing;

         (iii) The Purchaser shall have received an opinion of Gibson, Dunn & Crutcher LLP in the form attached hereto as Exhibit A dated the date of Closing; and

         (iv) The Company shall have delivered to the Purchaser a stock certificate representing the Shares or in lieu thereof shall have caused a book entry evidencing the Purchaser’s ownership of the Shares to be entered in the books and records of such broker-dealer as shall have been identified by the Purchaser for such purpose.

     6. Limitations on Transfer.

          (a) During the period from the date hereof until the second (2nd) anniversary hereof (the “Lock-Up Period”), the Purchaser agrees (on behalf of itself and its Affiliates), with respect to the Shares purchased on the date hereof, not to (i) offer, sell, transfer, agree to sell or transfer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, assign, pledge, hypothecate or otherwise transfer or dispose of (including the deposit of any such Shares into a voting trust or similar arrangement), directly or indirectly, any of such Shares or any securities convertible into or exercisable or exchangeable therefor, or any interest therein or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of owning any of such Shares, whether any such transaction described in clause (i) or (ii) of this sentence is to be settled by delivery of such Shares or other shares of Common Stock or other securities, in cash or otherwise (any transactions described in such clauses (i) and (ii) being referred to herein as a “Transfer”).

          (b) Notwithstanding the provisions of Section 6(a), the Purchaser and any of its Affiliates may:

        (i) enter into transactions (including without limitation swaps, options, puts, calls, cashless collars, forward contracts, prepaid forward contracts, futures contracts, shorts, lending or borrowing of Shares and similar transactions and instruments) that are entered into for bona fide hedging purposes (collectively, "Hedging Transactions") with respect to Shares at any average reference price provided that the aggregate number of Shares subject to all Hedging Transactions entered into by the Purchaser and its Affiliates on any day may not exceed 10% of the average daily trading volume on the Nasdaq of the Common Stock for the thirty (30) trading days immediately preceding such day, and settle such Hedging Transactions in accordance with their terms, and monetize its interest in such Hedging Transactions;

        (ii) enter into Hedging Transactions each involving shares of Common Stock having a value (based on the closing price on the Nasdaq of the Common Stock on the trading day immediately preceding the date of such transaction) of $25,000,000 or more at an average reference price per share that is not lower than 90% of the closing price on the Nasdaq of the Common Stock on the trading day immediately preceding the date of entering into such transaction, and settle such Hedging Transactions in accordance with their terms, and monetize its interest in such Hedging Transactions;

        (iii) pledge Shares pursuant to a bona fide financing transaction with an independent third party bank or other financial institution or in connection with any Hedging Transaction; provided that (except in connection with a Hedging Transaction) the pledgee agrees in writing with the Company to be bound by the terms of this Section 6 and the terms of Section 8;

        (iv) Transfer Shares for the purpose of a bona fide financing transaction, bona fide credit enhancement or to bona fide limit balance sheet or profit and loss statement effects on the Purchaser or its Affiliates of the investment in the Company, in each case, to a special purpose entity wholly or partially owned, directly or indirectly, by the Purchaser or one of its Affiliates to which is also transferred other investments of the Purchaser or its Affiliates; provided that such special purpose entity agrees in writing with the Company to be bound by the terms of this Section 6 and the terms of Sections 7 and 8; and provided, further, that to the knowledge of the Purchaser or such transferring Affiliate, as the case may be, after reasonable inquiry (taking into account the nature of the transaction), the person that directly or indirectly controls such special purpose entity or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such person or its parent or subsidiary entities is a member is not and would not become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of all the issued and outstanding Common Stock after giving effect to such Transfer, unless such controlling person or group is permitted to disclose its beneficial ownership of Common Stock pursuant to Schedule 13G under the Exchange Act and such controlling person or group would not, upon consummation of such Transfer of Shares, be required to report its beneficial ownership of Common Stock and the Shares pursuant to Schedule 13D under the Exchange Act; and provided, further, that such special purpose entity will be considered an Affiliate of the Purchaser for purposes of Section 7(a)(i); and

        (v) issue securities that are convertible into or exchangeable or redeemable for any or all of the Shares if:

      (A) such securities are issued in a bona fide registered underwritten public offering or in a bona fide offering conducted under Rule 144A promulgated under the Securities Act through an investment banking firm of national reputation, or

      (B) such securities are issued in one or more bona fide private transactions to an independent third party bank, insurance company other financial institution or similar purchaser in a bona fide financing transaction (the "Issuee"), but only if either (1) to the knowledge of the Purchaser and its Affiliates after reasonable inquiry (taking into account the nature of the transaction), the Issuee and its Affiliates and all “groups” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such Issuee or any of its Affiliates is a member is not and would not become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act, but determined on the assumption that such securities are convertible into or exchangeable for or redeemable for shares of Common Stock within sixty (60) days of the issuance thereof to such Issuee whether or not such securities are so convertible, exchangeable or redeemable) of five percent (5%) or more of all the issued and outstanding Common Stock after giving effect to such issuance or (2) such Issuee and its Affiliates are, or such group is, permitted to disclose their respective beneficial ownership of Common Stock pursuant to Schedule 13G under the Exchange Act and such Issuee and its Affiliates or such group would not, upon consummation of the issuance of such securities, be required to report its beneficial ownership of Common Stock pursuant to Schedule 13D under the Exchange Act (with such beneficial ownership being determined on the assumption that such securities are convertible into or exchangeable for or redeemable for shares of Common Stock within sixty (60) days of the issuance thereof to such Issuee whether or not such securities are so convertible, exchangeable or redeemable).

          (c) Following expiration of the Lock-Up Period and without limiting the provisions of Section 6(b), the Purchaser and its Affiliates may Transfer all or any part of the Shares in any manner without restriction; provided, however, that without the prior written consent of the Company:

        (i) except for individual sales (including, without limitation, Hedging Transactions, block sales or underwritten offerings) of shares of Common Stock having a value (based on the closing price on the Nasdaq of the Common Stock on the trading day immediately preceding the date of such sale) of $25,000,000 or more at a price per share that is not lower than 90% of the closing price on the NASDAQ of the Common Stock on the trading day immediately preceding the date of such sale, the Purchaser and its Affiliates may not sell in the aggregate on any trading day more than 10% of the average daily trading volume on the NASDAQ of the Common Stock for the thirty (30) trading days immediately preceding such day; and

        (ii) in no event shall the Purchaser or any of its Affiliates Transfer (on the NASDAQ or otherwise) any Shares to any transferee if, to the knowledge of the Purchaser or such transferring Affiliate, as the case may be, after reasonable inquiry (taking into account the nature of the transaction), the transferee or a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that directly or indirectly controls such transferee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such transferee or its parent or subsidiary entities is a member is or would become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of all the issued and outstanding Common Stock after giving effect to such Transfer, unless such transferee, controlling person or group is permitted to disclose its beneficial ownership of Common Stock pursuant to Schedule 13G under the Exchange Act and such transferee, controlling person or group would not, upon consummation of the Transfer of the Shares, be required to report its beneficial ownership of Common Stock and the Shares pursuant to Schedule 13D under the Exchange Act.

     (d) Notwithstanding the provisions of Section 6(b) and without regard to whether the Lock-Up Period shall have expired, the Purchaser agrees that at the request of the representative of the underwriters (which will specify whether a road show is planned) of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) in a registered underwritten sale for the account of the Company neither the Purchaser nor any of its Affiliates will Transfer any of the Shares for a period specified by the representative of the underwriters of such Common Stock (or other securities) commencing on the public announcement of such registered underwritten sale and ending (x) ten (10) trading days on Nasdaq thereafter if such registered underwritten sale will not be accomplished through a "road show" presented to prospective purchasers by the Company and its underwriters or (y) twenty (20) trading days on Nasdaq thereafter if such underwritten sale will be accomplished through a "road show" presented to prospective purchasers by the Company and its underwriters (each a "Section 6(d) Lock-up"). The obligations described in this Section 6(d) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction described in Rule 145 promulgated under the Securities Act on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of capital stock (or other securities) subject to the foregoing restriction until the end of the period specified in such agreements. The Company agrees that (i) the restrictions under this Section 6(d) shall in no event be applicable for the first ten (10) trading days on Nasdaq following the Closing, (ii) the Purchaser and its Affiliates shall not be subject to restrictions under this Section 6(d) on more than one occasion in any twelve (12) month period and (iii) the restrictions under this Section 6(d) shall not restrict the closing or settlement of a Transfer permitted by this Section 6 which is entered into prior to the effectiveness of any Section 6(d) Lock-up. In the event the Purchaser has entered into a Transfer that has not closed or settled at the commencement of any Section 6(d) Lock-up, the Purchaser will notify the Company of such Transfer not later than one (1) trading day on Nasdaq after its receipt of notice of such Section 6(d) Lock-up.

     (e) Notwithstanding anything herein to the contrary, the Purchaser and its Affiliates may Transfer Shares:

     (i) to any Affiliate of the Purchaser, provided such Affiliate agrees in writing to be bound by the terms of this Agreement (and if, at any time after such Transfer, such Affiliate is no longer an Affiliate of the Purchaser, to ensure that such Shares are Transferred back to the Purchaser or one of its other Affiliates in accordance with the requirements of this Section 6(e), unless the Purchaser would be permitted by another provision of this Section 6 to dispose of the Shares in such manner);

     (ii) pursuant to a Third Party Tender Offer that is recommended by the Board of Directors of the Company;

     (iii) to the Company or an agent acting on the Company’s behalf;

     (iv) pursuant to a merger, consolidation, reorganization or plan of liquidation or similar transaction to which the Company is a party; or

     (v) in any private transaction to any person who agrees in writing with the Company to be bound by the provisions of this Section 6 and Sections 7 and 8 but only if either (A) to the knowledge of the Purchaser or such transferring Affiliate, as the case may be, after reasonable inquiry (taking into account the nature of the transaction), the transferee and its Affiliates and all “groups” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such transferee or Affiliates is a member is not and would not become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of all the issued and outstanding Common Stock after giving effect to such Transfer or (B) such transferee and its Affiliates are, or such group is, permitted to disclose their respective beneficial ownership of Common Stock pursuant to Schedule 13G under the Exchange Act and such transferee and its Affiliates or group would not, upon consummation of the Transfer of the Shares, be required to report their respective beneficial ownership of Common Stock and the Shares pursuant to Schedule 13D under the Exchange Act.

The term “Third Party Tender Offer” means a bona fide public offer subject to the provisions of Regulation 14D or 14E under the Exchange Act, by a person (which is not made by and does not include the Purchaser or any of its Affiliates or any group that includes as a member the Purchaser or any of its Affiliates) to purchase or exchange for cash or other consideration any securities of the Company.

     (f) The restrictions on Transfer set forth in Sections 6(a), (b), (c) and (d) shall terminate upon the earliest to occur of: (i) a Change of Control of the Company, (ii) the Company’s announcement or approval of any transaction that would constitute a Change of Control or any definitive agreement that provides for a Change of Control, (iii) (A) the E-Commerce Services Agreement between NV Services, Inc. and America Online, Inc., dated as of the date hereof (the "Services Agreement"), shall have been terminated pursuant to Section 12.2 thereof due to a material breach (as defined in the Services Agreement) by NV Services, Inc., (B) the Platform Integration Agreement, between NV Services, Inc. and America Online, Inc., dated as of the date hereof (the "Platform Integration Agreement"), shall have been terminated pursuant to Section 12.3 thereof as a result of a material breach (as defined in the Platform Integration Agreement) by NV Services, Inc. or (C) the Promotion and Distribution Agreement between Amazon.com LLC and America Online, Inc., dated as of the date hereof (the "Promotion Agreement") shall have been terminated pursuant to Section 4.3 thereof as a result of the material breach by Amazon.com LLC of the exclusivity provisions of Section 1.6 thereof or numbered paragraph 3 of Exhibit A-1 thereto, or (iv) an event described in Section 12.3 of the Services Agreement with respect to the Company shall have occurred and any applicable cure period specified therein shall have lapsed. The Company agrees to give prompt written notice to the Purchaser of the occurrence of any event specified in clauses (i), (ii) or (iv) above. As used herein, “Change of Control” shall mean the occurrence of any of the following events:

     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company or 50% of the total number of outstanding shares of capital stock of the Company; provided that, with respect to the beneficial ownership by Jeffrey P. Bezos, any of his family members and any trust established for the benefit of any of his family members, such percentage shall be 60% (it being understood for the avoidance of doubt that any other person who is a member of a group of which Jeffrey P. Bezos, such family members or trust is also a member shall not benefit from this proviso);

     (ii) the Company merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such transaction;

     (iii) in one transaction or a series of related transactions, the Company, directly or indirectly (including through one or more of its subsidiaries) sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets or properties (including capital stock of subsidiaries) of the Company, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets or properties (including capital stock of subsidiaries) by the Company or any of its subsidiaries to any direct or indirect wholly-owned subsidiary of the Company;

     (iv) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were directors at the beginning of such period, other than in connection with a transaction described in (i), (ii) or (iii) above) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

     (v) the liquidation or dissolution of the Company.

     (g) The Company shall not be required to (i) transfer on its books any Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) treat as owner of such Shares, or to accord the right to vote or to pay dividends to, any transferee to whom such Shares shall have been so transferred.

     (h) All certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by any other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR DISPOSED OF IN ANY MANNER EXCEPT IN CONFORMITY WITH THE TERMS OF THE COMMON STOCK PURCHASE AGREEMENT DATED AS OF JULY 23, 2001. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE.”

     The Company shall be entitled to provide stop transfer instructions to the transfer agents of its Common Stock that are consistent with the terms of this Agreement. In the event any of the Shares are Transferred in compliance with this Agreement in a manner which under the terms of this Agreement does not require such third party to agree in writing to be bound by the provisions of this Section 6, then the Company shall issue a new certificate representing such

Shares without such legend or make the appropriate electronic notation that such legend is removed and remove such stop transfer instructions with respect thereto.

     (i) Notwithstanding anything herein to the contrary, the Purchaser hereby agrees that neither it nor any of its Affiliates will Transfer any of the Shares except in compliance with applicable securities laws.

7. Standstill Agreements.

     (a) The Purchaser (on behalf of itself and its Affiliates) hereby agrees that, from the date of this Agreement until the second (2nd) anniversary of the date hereof, neither the Purchaser nor any of its Affiliates, will:

     (i) purchase or otherwise acquire beneficial or record ownership of any shares of the capital stock of the Company or any other securities convertible into or exercisable or exchangeable for any capital stock of the Company (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to the Company’s stockholders) if, after giving effect thereto, the Purchaser, its Affiliates and all groups of which the Purchaser or any of its Affiliates is a member would beneficially own in the aggregate in excess of 5% of such class of capital stock or such class of other securities;

     (ii) make, or in any way participate in, directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote securities of the Company or to provide or withhold consents with respect to securities of the Company, or seek to advise or influence any person or entity with respect to the voting of or the providing or withholding consent with respect to, any securities of the Company;

     (iii) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to any acquisition of a significant amount of securities or assets of the Company or any of its Affiliates, including in connection with any extraordinary transaction, such as a merger, reorganization, recapitalization, tender or exchange offer or asset disposition involving the Company or any of its Affiliates that, if consummated, such acquisition, transaction, merger, reorganization, recapitalization, tender or exchange offer or asset disposition would constitute a Change of Control of the Company (an “Extraordinary Transaction”);

     (iv) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) seek representation on the Company’s Board of Directors or any of its controlled Affiliates or otherwise act alone or in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) to seek to control or influence the management or Board of Directors of the Company or any of its controlled Affiliates;

     (v) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) request that the Company terminate or waive compliance by the Purchaser or any of its Affiliates of its obligations under this Section 7(a), or otherwise propose any amendment hereto that would have the foregoing effect; or

     (vi) either directly or indirectly in concert with others (including by or through any group of which the Purchaser or any of its Affiliates is a member) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

     (b) Notwithstanding the provisions of Section 7(a) nothing herein shall prohibit or restrict the Purchaser or its Affiliates from:

     (i) making any disclosure pursuant to Section 13(d) of the Exchange Act which the Purchaser or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by the Purchaser or such Affiliate that is not inconsistent with this Agreement; or

     (ii) submitting a confidential inquiry or proposal to the Chairman of the Board of Directors of the Company or the Company's Chief Executive Officer or Chief Financial Officer with respect to an Extraordinary Transaction so long as the Purchaser, after consultation with independent legal counsel, reasonably believes that such inquiry or proposal would not require disclosure by the Purchaser; provided that, notwithstanding clause (i) of this Section 7(b), the Purchaser and its Affiliates shall treat such inquiry or proposal as confidential and none of them shall, directly or indirectly, make any public statement with respect to such proposal (or the approval or rejection thereof) unless the same is approved in advance in writing by the Board of Directors of the Company or the Company shall make a public statement (other than a “no comment” statement) with respect to such inquiry or proposal. The Company agrees that the Chairman of the Board of Directors of the Company or its Chief Executive Officer or Chief Financial Officer, as the case may be, shall promptly communicate any such inquiry or proposal received from the Purchaser or one of its Affiliates to all the members of the Board of Directors.

     (c) This Section 7 shall terminate and the restrictions contained herein shall cease to apply upon the earliest to occur of: (i) the Company entering into a definitive agreement with respect to an Extraordinary Transaction, (ii) any person (other than the Purchaser or its Affiliates) making an unsolicited public offer for an Extraordinary Transaction, and following due consideration by Board of Directors of the Company of such offer, the Board of Directors of the Company does not publicly recommend against acceptance of such offer, (iii) a Change of Control of the Company, (iv) (A) the Services Agreement shall have been terminated pursuant to Section 12.2 thereof due to a material breach (as defined in the Services Agreement) by NV Services, Inc., (B) the Platform Integration Agreement shall have been terminated pursuant to Section 12.3 thereof as a result of a material breach (as defined in the Platform Integration Agreement) by NV Services, Inc. or (C) the Promotion Agreement shall have been terminated pursuant to Section 4.3 thereof as a result of the material breach by Amazon.com LLC of the exclusivity provisions of Section 1.6 thereof or numbered paragraph 3 of Exhibit A-1 thereto, or (v) an event described in Section 12.3 of the Services Agreement with respect to the Company shall have occurred and any applicable cure period specified therein shall have lapsed.

This Section 7 shall be suspended and the restrictions contained herein shall cease to apply during the period in which any of the following has occurred and is continuing: (w) any offer or proposal for an Extraordinary Transaction by any person other than the Purchaser or its Affiliates becomes publicly known, (x) the Company engages an investment banker for the purpose of seeking an Extraordinary Transaction and the Company or such investment banker solicits offers or proposals for an Extraordinary Transaction from three or more persons (not including the Purchaser or its Affiliates), (y) the Company publicly discloses that it is seeking an Extraordinary Transaction or exploring other similar strategic alternatives (but excluding strategic alternatives that would not involve a Change of Control), or (z) a Third Party Tender Offer is commenced. The restrictions contained in this Section 7 shall be reinstated on the date on which the Company publicly announces or gives the Purchaser confidential notice that: (A) in the case of clause (w) that such offer or proposal has been rejected and that negotiations with respect thereto have terminated; (B) in the case of clause (x) or (y) that the Company is no longer seeking an Extraordinary Transaction or exploring such strategic alternatives. In the case of clause (z), the restriction shall be reinstated on the date that such Third Party Tender Offer has been terminated.

     (d) The Company agrees to give prompt written notice to the Purchaser of the occurrence of any event specified in clause (i), (ii), (iii) or (v) of the first paragraph of Section 7(c) above.

8. Miscellaneous.

     (a) Notices. All notices and other communications required or permitted under either of the Transaction Documents shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, return receipt requested, (ii) sent by facsimile or telecopier, with written receipt of confirmation, (iii) sent by email, confirmed by facsimile or telecopier, with written receipt of confirmation or (iv) otherwise delivered by hand or by messenger or a nationally recognized overnight courier, addressed or telecopied as follows:

If to the Company:

Amazon.com, Inc.
1200 12th Avenue South
Suite 1200
Seattle, Washington 98144
Attention: General Counsel
Telecopier: (206) 266-7010
email: wilson@amazon.com

with a copy to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, California 90071
Attention: Bruce D. Meyer, Esq.
Telecopier: (213) 229-7520
email: bmeyer@gibsondunn.com

If to the Purchaser:

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166
Attention: General Counsel
Telecopier: (703) 265-3229
email: Rboe@aol.com

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attention: Peter S. Malloy, Esq.
Telecopier: (212) 455-2502
Email: pmalloy@stblaw.com

A copy of any notice or communication sent by email must also be sent within two (2) business days thereafter by registered or certified mail, postage prepaid, return receipt requested, or delivered personally to the person to whom such notice or communication is being given at its address set forth above. If notice is provided by mail, notice shall be deemed to have been given five (5) business days after proper deposit with the United States mail. If notice is provided by a nationally recognized overnight courier, notice shall be deemed to have been given two (2) business days after deposit with such courier. If notice is provided personally, such notice shall be deemed to have been given immediately upon personal delivery thereof to the party at the address provided above. If notice is provided by telecopier, notice shall be deemed to have been given upon confirmation by the telecopier machine of the receipt of such notice at the telecopier number provided above. If notice is provided by email, notice shall be deemed to have been given upon confirmation by the sender’s email program of the receipt of such notice at the email address provided above. A party hereto may change the addresses to which its notices are to be directed by written notice complying with the terms of this Section 8(a).

     (b) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, irrevocably submit to the exclusive jurisdiction and venue of, the appropriate state or federal court located in the Borough of Manhattan in New York, New York.

     (c) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy arising under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8(c).

     (d) Certain Definitions. For purposes of this Agreement, an “Affiliate” of a person is (i) any other person or entity (each a "Controlling Person") who, directly or indirectly, is in control of such person and (ii) all entities that are direct or indirect subsidiaries of such Controlling Person. For purposes of this Agreement, an entity will be deemed to be a subsidiary of a Controlling Person if more than 50% of any class of the capital stock or other equity interests of such entity are "beneficially owned" directly or indirectly by such Controlling Person or if such Controlling Person and its other direct or indirect subsidiaries have the right to elect a majority of the members of the board of directors or other governing body of such entity whether by ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the term “control” shall have the meaning ascribed to it by Rule 12b-2 of the Exchange Act. For purposes of this Agreement, the term “beneficial ownership” (or any variant thereof) shall have the meaning ascribed to it by Rule 13d-3 under the Exchange Act.

     (e) Further Actions. Subject to the terms and conditions contained in this Agreement, the parties hereto agree to cooperate and take all such further actions and execute any additional instruments as may reasonably be necessary to carry out, consummate and give effect to the transactions contemplated by this Agreement.

     (f) Fees and Expenses. Each party hereto shall bear its own out-of-pocket costs and expenses incident to the preparation, negotiation and execution of this Agreement and the other Transaction Documents.

     (g) Finder’s Fees. The Company and the Purchaser each represent to the other that neither it nor any of its Affiliates nor any of their respective officers, directors, employees or representatives has incurred any liability to any third party for any finders’, brokers’, investment banking or other similar fees, compensation or commissions in relation to the transactions contemplated by this Agreement. Each of the Company and the Purchaser shall indemnify and hold the other harmless from any liability for any such fees, compensation or commissions (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Purchaser, or any of their respective Affiliates or any of their respective officers, directors, employees or representatives, as the case may be, is responsible or which arise by reason of their actions or alleged actions.

     (h) Entire Agreement; Amendment. This Agreement and the other Transaction Documents (including the Exhibits hereto) constitute the entire agreement between the parties with respect to the subject matter hereof or thereof and supersede and merge all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

     (i) Specific Performance. Each of the parties acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court in accordance with Section 8(b) hereof, in addition to any other remedy to which they may be entitled at law or in equity.

     (j) Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     (k) Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     (l) Parties In Interest. The Transaction Documents shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     (m) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute but one and the same instrument.

     (n) Headings. The Section headings contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Sections.

     (o) Publicity. Neither party hereto shall issue any press release or otherwise make any statements to any third party or any public disclosure with respect to either of the Transaction Documents or the Commercial Agreements or the transactions contemplated thereby, other than the issuance by the Company and the Purchaser of a joint press release announcing this Agreement in a form acceptable to the Company and the Purchaser, or as required by applicable law.

     (p) Termination and Survival. The provisions of this Agreement shall survive the Closing and thereafter, except as provided in the next two sentences, this Agreement and all the provisions herein shall terminate and be of no further force or effect at such time as none of the Purchaser or any of its Affiliates beneficially owns any of the Shares. Notwithstanding the foregoing, Sections 6, 7 and 8 hereof shall continue to bind any person to whom the Shares have been Transferred and who has agreed in accordance with this Agreement to be bound by the provisions Sections 6, 7 or 8 for so long as such person beneficially owns any of the Shares. Notwithstanding the first sentence of this paragraph, but without limitation to the rights the Purchaser may otherwise have under applicable law, the representations and warranties made by the Company in Section 2 hereof shall survive the Closing and any earlier termination of the Agreement and shall expire on the first anniversary of the Closing and no claim may thereafter be made in respect thereof; provided that the representations and warranties contained in Section 2(c) and the first sentence of Section 2(e) shall survive indefinitely.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMAZON.COM, INC.

/s/ Warren C. Jenson
By: _____________________________

Warren C. Jenson
Name:___________________________

Senior Vice President and Chief Financial Officer
Title:____________________________

AMERICA ONLINE, INC.

/s/ Lynda Clarizio
By: _____________________________

Lynda Clarizio
Name:___________________________

Senior Vice President
Title:____________________________